Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2020 THIRD QUARTER

OKLAHOMA CITY, Oklahoma…November 5, 2020… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the third quarter ended September 30, 2020.

Third Quarter 2020 Summary

•	Net sales of $74.0 million reflects an 12% increase from stronger sales volumes, offset by a 14% decrease from weaker pricing, relative to the prior year third quarter
•	Net loss of $20.4 million
•	Adjusted EBITDA(1) of $10.2 million reflects an $8.8 million benefit from stronger sales volumes, offset by a $10.4 million impact from weaker pricing, relative to the prior year third quarter
•	Pryor facility achieves record UAN production and sales
•	19% increase in fertilizer sales volumes, including an 33% increase in UAN sales volumes, versus the third quarter of 2019
•	Executed 7-year contract for the sale of between 70,000 – 100,000 tons per year of nitric acid
•	Year-to-date cash flow from operations of approximately $25 million and total liquidity of approximately $78 million as of September 30, 2020

Mark Behrman, LSB Industries’ President and CEO, stated, “Our third quarter results reflected the ongoing drag from weak fertilizer pricing and continued headwinds to industrial and mining demand resulting from the impact of the COVID-19 pandemic on U.S. economic activity.  We remain acutely focused on managing and executing on the aspects of business under our control.  In this regard, our plants continued to perform well, and we were able to offset much of the year-over-year declines in pricing with stronger sales volumes.  Notably, had pricing been in line with the 2019 third quarter and industrial and mining demand been consistent with the pre-pandemic levels of early 2020, we would have posted an EBITDA increase of over 70% relative to the third quarter of 2019.  Additionally, as we previously announced, we recently signed a long-term agreement to supply between 70,000 to 100,000 additional tons of nitric acid on an annual basis, which we expect to yield meaningful incremental EBITDA in 2021.”

“Our plant operations remained stable during the third quarter.  Our Pryor facility once again delivered a record operating performance which led to a significant increase in UAN production and sales volume as a result of the installation of a new urea reactor in late 2019.  We also benefitted from the absence of any turnaround activity in the 2020 third quarter which translated into year-over-year volume improvement as we performed turnarounds at both our Pryor and El Dorado facilities in the 2019 third quarter.

“The oversupply of ammonia that has persisted for the past 18 months continued to pressure the nitrogen chemical industry in the third quarter.  Pricing for all major fertilizer categories was impacted by the continued oversupply of ammonia and UAN in our primary end markets.  Pricing for our industrial products

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(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

was also impacted by excess ammonia inventory in the U.S. distribution channel which continues to be impacted by lower demand for industrial ammonia applications.”

Mr. Behrman continued, “Looking ahead to the fourth quarter of 2020 and into 2021, we are cautiously optimistic that emerging demand trends point to improving sales volume and pricing in the coming months.  On the agricultural side of our business, the fall harvest is currently picking up momentum after some delay resulting from warm weather throughout much of the country.  Additionally, we have seen a recent rise in corn prices as a result of the USDA making downward adjustments to its corn crop and ending corn stock forecasts and strong corn exports.  We expect stronger corn prices to result in higher plantings in 2021 which could translate into a robust fall ammonia application in the coming weeks and boost demand for orders of UAN and HDAN for the 2021 spring planting season.  In our industrial and mining business, while the effects of COVID-19 protocols and restrictions continue to weigh on the U.S. economy, we are seeing gradual improvement in demand for nitric acid, industrial ammonia and ammonium nitrate as sectors such as automotive manufacturing, home building, and copper mining have increased activity.  If the situation remains stable, stronger demand in the agricultural and industrial sectors should drive greater consumption of ammonia in the U.S. market, reducing the current inventory buildup and allowing the Tampa ammonia benchmark to rise, benefitting our selling prices. Our outlook for a strengthening end market environment, our expectations for continued operating performance improvement, and our recently announced new customer agreements makes us cautiously optimistic about prospects for growth in adjusted EBITDA and free cash flow in the fourth quarter and in 2021.”

	Three Months Ended September 30,
	2020		2019
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 31,986	43%	$ 35,494	47%	(10) %
Industrial	32,372	44%	30,552	40%	6%
Mining	9,611	13%	9,449	13%	2%
	$ 73,969		$ 75,495		(2) %

Comparison of 2020 to 2019 quarterly periods:

•

Net sales of our agricultural products were down during the quarter relative to the prior year period driven by weaker pricing for agricultural ammonia, HDAN, and UAN. Agricultural ammonia prices continued to be negatively affected by a buildup of inventory in our primary geographies, resulting from a combination of factors including: the impact of extremely wet weather over the course of 2019 that reduced ammonia fertilizer application for the year , the closure of the Magellan Pipeline beginning in September 2019, which kept a significant volume of ammonia in our Pryor facility’s market that would normally be transported to other areas, and the impact of ammonia producers selling ammonia that would otherwise have been sold into the industrial market but was instead sold into the agricultural market due to the pandemic-related slowdown of the industrial market. Additionally, very hot and dry weather across the Southern Plains delayed the shipment of HDAN fill tons during the quarter. Partially offsetting the weaker selling prices and lower HDAN volumes were greater UAN sales volumes, largely reflecting the upgrades made to the Pryor facility in late 2019.

•

Net sales of our industrial and mining products, other than Nitric acid, increased as several key end markets for our products, including automotive, home building, power generation, and mining markets have started to recover, although not yet reaching pre-pandemic levels. Nitric Acid sales continue to be impacted by pandemic related market weakness.
•	The year-over-year change in operating loss and adjusted EBITDA was primarily the result of the weaker selling prices partially offset by higher volumes and improved fixed cost absorption.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended September 30,
Product (tons sold)	2020	2019	% Change
Urea ammonium nitrate (UAN)	140,524	105,847	33%
High density ammonium nitrate (HDAN)	27,800	32,248	(14) %
Ammonia	20,181	19,420	4%
Other	2,824	3,434	(18) %
	191,329	160,949	19%

Average Selling Prices (price per ton) (A)
UAN	$130	$ 163	(20) %
HDAN	$201	$ 263	(24) %
Ammonia	$182	$ 252	(28) %

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended September 30,
Product (tons sold)	2020	2019	% Change
Ammonia	68,366	56,854	20%
Nitric acid	20,254	25,304	(20) %
Other Industrial Products	13,031	8,046	62%
	101,651	90,204	13%

Tampa Ammonia Benchmark (price per metric ton)	$ 207	$ 221	(6) %

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended September 30,
Product (tons sold)	2020	2019	% Change
LDAN/HDAN/AN solution	41,469	39,305	6%
Input Costs
Average natural gas cost/MMBtu	$ 1.98	$ 2.35	(16) %

Financial Position and Capital Expenditures

As of September 30, 2020, our total cash position was $42.1 million. Additionally, we had approximately $36.3 million of borrowing availability under our Working Capital Revolver giving us total liquidity of approximately $78.4 million.  During the third quarter, we paid off the outstanding Revolver balance in full. Total long-term debt, including the current portion, was $486.0 million at September 30, 2020 compared to $459.0 million at December 31, 2019. The increase in long-term debt primarily reflects the refinance of ammonia storage assets completed during the third quarter.  The aggregate liquidation value of the Series E Redeemable Preferred at September 30, 2020, inclusive of accrued dividends of $128.9 million, was $268.7 million.

Interest expense for the third quarter of 2020 was $12.6 million compared to $12.0 million for the same period in 2019.

Capital expenditures were approximately $4.3 million in the third quarter of 2020. For the full year of 2020, total capital expenditures related to capital work performed in 2020 are expected to be between $25 million and $30 million, inclusive of investments for margin enhancement purposes.

Conference Call

LSB’s management will host a conference call covering the third quarter results on Friday, November 6th, 2020 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for the remainder of 2020 and 2021; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct.  Actual results may differ materially from the forward-looking statements as a result of various factors.  These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission

(SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2019 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements.  We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Executive Vice President & CFO (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Mike Gaudreau (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Nine Months Ended September 30,

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In Thousands, Except Per Share Amounts)
Net sales	$73,969	$75,495	$262,413	$291,174
Cost of sales	75,028	85,228	241,900	273,912
Gross profit (loss)	(1,059)	(9,733)	20,513	17,262

Selling, general and administrative expense	7,068	9,115	25,578	24,705
Other expense, net	875	383	240	372
Operating loss	(9,002)	(19,231)	(5,305)	(7,815)

Interest expense, net	12,554	12,007	38,509	34,309
Non-operating other expense (income), net	216	39	(587)	(605)
Loss before benefit for income taxes	(21,772)	(31,277)	(43,227)	(41,519)
Benefit for income taxes	(1,370)	(483)	(3,008)	(5,816)
Net loss	(20,402)	(30,794)	(40,219)	(35,703)

Dividends on convertible preferred stocks	75	75	225	225
Dividends on Series E redeemable preferred stock	8,889	7,764	25,885	22,609
Accretion of Series E redeemable preferred stock	508	500	1,517	1,493
Net loss attributable to common stockholders	$(29,874)	$(39,133)	$(67,846)	$(60,030)

Basic and dilutive net loss per common share	$(1.06)	$(1.39)	$(2.41)	$(2.14)

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30,	December 31,
	2020	2019
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$42,094	$22,791
Accounts receivable	39,945	40,203
Allowance for doubtful accounts	(392)	(261)
Accounts receivable, net	39,553	39,942
Inventories:
Finished goods	17,637	21,738
Raw materials	1,565	1,573
Total inventories	19,202	23,311
Supplies, prepaid items and other:
Prepaid insurance	1,478	11,837
Precious metals	7,179	5,568
Supplies	25,174	24,689
Other	3,349	2,735
Total supplies, prepaid items and other	37,180	44,829
Total current assets	138,029	130,873

Property, plant and equipment, net	899,613	936,474

Other assets:
Operating lease assets	25,356	15,330
Intangible and other assets, net	6,927	5,812
	32,283	21,142

	$1,069,925	$1,088,489

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30,	December 31,
	2020	2019
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$41,192	$58,477
Short-term financing	751	9,929
Accrued and other liabilities	40,957	25,484
Current portion of long-term debt	15,203	9,410
Total current liabilities	98,103	103,300

Long-term debt, net	470,751	449,634

Noncurrent operating lease liabilities	19,249	11,404

Other noncurrent accrued and other liabilities	5,596	6,214

Deferred income taxes	32,663	35,717

Commitments and contingencies (Note 5)

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $268,685,000 ($242,800,000 at December 31, 2019)	262,295	234,893
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,205,000 ($3,025,000 at December 31, 2019)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,297,000 ($1,252,000 at December 31, 2019)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued	3,128	3,128
Capital in excess of par value	198,013	196,833
Retained earnings (accumulated deficit)	(9,989)	57,632
	194,152	260,593
Less treasury stock, at cost:
Common stock, 1,966,042 shares (2,009,566 shares at December 31, 2019)	12,884	13,266
Total stockholders' equity	181,268	247,327
	$1,069,925	$1,088,489

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated ($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net loss	$ ($20,402)	$ ($30,794)	$ (40,219)	$ (35,703)
Plus:
Interest expense	12,554	12,007	38,509	34,309
Depreciation and amortization	17,700	17,975	52,903	52,511
Benefit for income taxes	(1,370)	(483)	(3,008)	(5,816)
EBITDA	$8,482	$ (1,295)	$ 48,185	$ 45,301

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives. We historically have performed Turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.

LSB Consolidated ($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

EBITDA:	$8,482	$ (1,295)	$48,185	$45,301
Stock-based compensation	447	502	1,627	1,800
Unrealized gain on commodity contracts	(669)	-	(538)	-
Legal fees (Leidos)	901	3,330	5,143	5,758
Loss on disposal of assets	887	425	610	653
Fair market value adjustment on preferred stock embedded derivatives	141	403	(616)	(121)
Consulting costs associated with reliability and purchasing initiatives	2	494	578	912
Turnaround costs	34	7,232	45	7,836
Adjusted EBITDA	$ 10,225	$ 11,091	$ 55,034	$ 62,139

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural net sales as reported under GAAP in our consolidated financial statement reconciled to netback sales which is calculated as net sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Agricultural net sales ($ in thousands)	$ 31,986	$ 35,494	$ 138,441	$ 154,790

Less freight	2,172	2,185	11,638	10,771

Agricultural netback sales	$ 29,814	$ 33,309	$ 126,803	$ 144,019